Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-276771) of our report dated February 21, 2024, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Bone Biologics Corporation, appearing in the Annual Report on Form 10-K of Bone Biologics Corporation for the year ended December 31, 2023, filed with the Securities and Exchange Commission on February 21, 2024. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Prospectus.

/s/Weinberg & Company, P.A.

Los Angeles, California

February 23, 2024